Exhibit 21.1

List of Subsidiaries of Registrant

BioLargo Life Technologies, Inc., a California corporation

ONM Environmental, Inc., a California corporation

BioLargo Energy Technologies, Inc., a California corporation*

BioLargo Equipment Solutions & Technologies, Inc., a California corporation

BioLargo Water, Inc., a Canadian corporation

BioLargo Development Corp., a California corporation

BioLargo Engineering, Science & Technologies, LLC, a Tennessee limited liability company*

Clyra Medical Technologies, Inc., a California corporation*

* BioLargo owns less than 100% of the ownership interests in this entity.